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                                                                    Exhibit 23.5

                                                                  April __, 1998


Commercial Federal Corporation
2120 South 72nd Street
Omaha, NE  68124


Members of the Board:

         We hereby consent to the use of our opinion letter to the Board of Directors of Commercial Federal Corporation ("Commercial"), included as Annex D to the Prospectus/Joint Proxy Statement that forms a part of the Registration Statement on Form S-4 relating to the proposed merger of First Colorado Bancorp, Inc. ("First Colorado") with and into CFB, and to the references to such opinion in such Prospectus/Joint Proxy Statement under the captions "Summary -- The Merger -- Opinions of Financial Advisors" and "The Merger -- Opinions of Financial Advisors -- Opinion of Commercial's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act, or the rules and regulations of the Commission thereunder.


                                            Very truly yours,

                                            Merrill Lynch, Pierce, Fenner
                                                 & Smith Incorporated



                                            -----------------------------------
                                            Managing Director